Exhibit 99.1

FOR FURTHER INFORMATION:

Lawrence D. Damron

Senior Vice President & Chief Financial Officer

(847) 229-2222

Aksys® Announces Settlement of Remaining Claims

Against Durus

Lincolnshire, IL — February 24, 2004 — Aksys, Ltd. (NASDAQ: AKSY), a pioneer in innovative dialysis systems, announced today that it has agreed to a final settlement of  outstanding claims against the Durus Life Sciences Master Fund, Ltd. (the “Durus Fund”) and other defendants for an aggregate payment to the Company of $48.7 million, which includes the purchase by certain defendants of $16.1 million of promissory notes and an earlier $4.6 million payment to settle claims under Section 16(b).  As part of the settlement, Durus will reduce its ownership position in the Company over time.  The agreement also provides for an exemption for the defendants under the Company’s Rights Agreement.  Aksys filed suit on August 5, 2003, to seek injunctive relief and damages arising from the defendants’ accumulation of over 70% of the Company’s outstanding stock..

“We are pleased to have reached an amicable settlement with Durus that we feel reflects the best interests of our company and our shareholders.  This agreement provides Aksys with substantial additional financial resources to continue to expand the commercialization opportunities for our PHD® System and bring the benefits of daily home dialysis to more patients around the world,” said Bill Dow, president and CEO of Aksys, Ltd.

Leslie Lake, a director of the Durus Funds, commented, “We are pleased to have achieved a constructive resolution of the litigation with Aksys.  We continue to feel that Aksys represents an excellent long-term investment opportunity and that the Company is very well positioned to focus on expanding service and sales within the hemodialysis market in the years ahead.”

About the Company

Aksys, Ltd. produces hemodialysis products and services for patients suffering from kidney failure. The Company’s lead product, the PHD® System, is a next generation hemodialysis system designed to allow more frequent dialysis leading to improved clinical outcomes for patients and a reduction in the mortality, morbidity and associated high cost of patient care.  Further information is available on Aksys’ website: www.aksys.com.

This press release contains forward-looking statements that involve a number of risks and uncertainties.  Our actual results could differ materially from the results identified or implied in any forward-looking statement.  These statements are based on our views as of the date they are made with respect to future results or events.  Factors that could cause such a difference include, but are not limited to, the following: (i) uncertainty about the acceptance of the PHD System by both potential users and purchasers, including without limitation, patients, clinics and other health care providers; (ii) risks related to uncertain unit pricing and product cost, which may not be at levels that permit the Company to be profitable; (iii) market, regulatory reimbursement and competitive conditions; (iv) risks related to the failure to meet additional development and manufacturing milestones for the PHD System on a timely basis, including, without limitation, manufacturing and servicing cost reduction efforts; (v) our  ability to obtain sufficient capital on acceptable terms to run our business; (vi) risks inherent in relying on third parties to manufacture the PHD System; (vii) changes in QSR requirements; and (viii) risks related to the disposition of our common stock by Durus Life Sciences Master Fund Ltd. and its affiliates.  The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results or events expressed or implied therein will not be realized.

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